Exhibit 99.1

For Immediate Release                                                                                                 Contact: 937-224-5940

DPL COMPLETES $400 MILLION STOCK BUYBACK

DAYTON, Ohio, August 17, 2006 — DPL Inc. (NYSE: DPL) today announced it has successfully completed a $400 million stock buyback program, resulting in the repurchase of 14.9 million shares — or approximately 11.7 percent — of its outstanding common stock, at an average price of $26.91 per share.

“We have implemented a number of steps that have improved our operational and financial position,” stated Jim Mahoney, DPL President and Chief Executive Officer. “Completion of our stock buyback program, and the 4% increase in our annual dividend announced this past February, were also important elements of our goal to deliver long-term value for our shareholders.”

The sale of DPL’s private equity portfolio in 2005 funded the stock buyback program as well as debt reduction of approximately $450 million.

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.  Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.